Southern National Bancorp of Virginia Inc. announces strong earnings of $8.3 million for the quarter ended March 31, 2018 and declares a dividend of $0.08 per share, its twenty-sixth consecutive quarterly dividend.

MCLEAN, Va., April 26, 2018 /PRNewswire/ -- Southern National Bancorp of Virginia Inc. (NASDAQ: SONA) ("Southern National"), and its wholly-owned subsidiary Sonabank (the "Bank"), today announced net income of $8.3 million for the quarter ended March 31, 2018. That compares to net income of $2.1 million for the quarter ended March 31, 2017 which was prior to the merger with Eastern Virginia Bankshares, Inc. ("EVBS") on June 23, 2017. Basic and diluted earnings per share for the quarter ended March 31, 2018 was $0.34, compared to $0.17 basic earnings per share and $0.16 diluted earnings per share for the first quarter of 2017.

The Board of Directors declared a dividend of $0.08 per share payable on May 25, 2018 to shareholders of record on May 14, 2018. This is Southern National's twenty-sixth consecutive quarterly dividend.

Highlights for the first quarter include:

  Strong net interest income of $22.5 million and net interest margin of 3.82% for the quarter ended March 31, 2018, compared to $9.9 million of net interest income for the first quarter of 2017, which was prior to the EVBS merger;
  Strong operating performance during the first quarter of 2018 as evidenced by the 55.69% operating efficiency ratio. The first quarter of 2018 was the first full quarter Southern National benefited from the staff reductions made in connection with the merger with EVBS in June of 2017, as the final round of reductions was made in the early part of the fourth quarter of 2017;
  Provision for loans losses totaled $1.6 million for the quarter ended March 31, 2018 to support the loan growth during the quarter;
  A $317,000 loss was recorded for the first quarter of 2018 from Southern Trust Mortgage ("STM"), Southern National's mortgage affiliate;
  A reduction in the effective income tax rate for the first quarter of 2018 due to the enactment of the Tax Cuts and Jobs Act of 2017 which became effective on January 1, 2018;
  Loans receivable, net of deferred fees increased $44.4 million, or 2.2%, during the quarter to $2.11 billion at March 31, 2018.  Conservative loan growth is expected during 2018;
  Total deposits increased $29.5 million or 1.6% during the quarter to $1.89 billion at March 31, 2018.  The Bank is experiencing heavy competitive pressures on its deposit-funding rate in its markets and is managing its increased funding needs with a balanced mix of retail and wholesale funding as well as short-term borrowings.  Moreover, in accordance with its deposit strategy, the Bank recently introduced a new money market product with a competitive rate;
  Southern National was well capitalized at March 31, 2018 with an estimated tier 1 risk-based capital ratio of 11.12%;
  Book value per common share increased $0.20 per common share during the quarter to $13.68 per common share at March 31, 2018;
  Tangible book value per share increased $0.23 per common share during the quarter to $9.09 per common share at March 31, 2018; and
  Credit quality remains high as demonstrated by the 0.74% ratio of nonperforming assets, excluding SBA guaranteed loans, to total non-covered assets at March 31, 2018.  Net charge offs totaled $242,000 for the quarter.

Net Interest Income

Net interest income was $22.5 million in the quarter ended March 31, 2018 compared to $9.9 million during the same period last year. Average loans during the first quarter of 2018 were $2.08 billion compared to $957.5 million during the same period last year. Southern National's net interest margin was 3.82% in the first quarter of 2018 compared to 3.74% during the first quarter of 2017. The yield on average interest-earning assets was 4.75% and 4.74% for each of the first quarters of 2018 and 2017, respectively. Cost of funds improved nine basis points to 0.98% for the first quarter of 2018 when compared to the 1.07% cost of funds during the first quarter of 2017. The accretion of the discount on loans acquired in the acquisitions of EVBS, Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank contributed $1.2 million to net interest income during the three months ended March 31, 2018 compared to $447,000 during the first quarter of 2017.

At March 31, 2018, Southern National's balance sheet is asset-sensitive, meaning its interest-earning assets are structured to re-price faster than its interest-bearing liabilities when interest rates move. For example, of the $2.11 billion of loans outstanding as of March 31, 2018, $769 million are adjustable-rate loans that are tied to the Wall Street Journal Prime Rate or the 1-to 3-month LIBOR. Therefore, Southern National is positioned to benefit from the current rising rate environment and forecasts its margins to continue to decompress and its net interest income to increase as the federal funds rate is increased.

Noninterest income (loss)

During the first quarter of 2018, Southern National had noninterest income of $3.1 million compared to a $67,000 loss during the first quarter of 2017. Account maintenance and deposit service fees, which totaled $1.4 million for the first quarter of 2018, increased $1.2 million when compared to the same quarter last year. The increase in account maintenance and deposit service fees was primarily driven by the additional fees made on the retail deposits acquired in the merger with EVBS. Income from bank-owned life insurance, which totaled $307,000 for the first quarter of 2018, increased $144,000 when compared to $163,000 of income in first quarter of 2017, primarily driven by additional income earned from the increase in bank-owned life insurance policies acquired in the merger with EVBS. Loss from the investment in STM totaled $317,000 compared to the $479,000 loss during the same quarter last year, as mortgage origination volume typically has a seasonal decline in the first quarter of the year. Other noninterest income, which totaled $1.7 million for the first quarter of 2018, increased $1.6 million as compared to the same quarter last year. This increase was primarily driven by $1.5 million of income from recoveries of legacy investment securities and loans charged off by EVBS before Southern National merged with EVBS in June of 2017.

Noninterest Expense

Noninterest expense was $13.6 million during the first quarter of 2018 compared to $6.1 million during the same period in 2017, as most noninterest expense categories increased due to the merger with EVBS in the second quarter of 2017. The increases in noninterest expenses associated with the EVBS merger are in-line with Management's pre-merger expectations. Employee compensation and benefits expense totaled $6.8 million for the first quarter of 2018 as compared to $2.9 million in the same period of 2017. As noted above, the final round of staff reductions associated with the EVBS merger was made in the early part of the fourth quarter of 2017 and Southern National anticipates employee compensation and benefits expense to remain relatively level going forward. Occupancy expenses rose $1.4 million in the first quarter of 2018, to $2.4 million, when compared to the $1.0 million of occupancy expenses recorded during the first quarter of 2017. Other expenses increased $1.9 million, from $1.4 million recorded in the first quarter of 2017 to $3.3 million recorded in the same period in 2018.

Securities Portfolio

Investment securities totaled $252.6 million at March 31, 2018 and represented 9.5% of total assets at March 31, 2018. Southern National utilizes its securities portfolio to augment income and manage its interest rate risk while serving as a source of liquidity. No securities were purchased or sold during the first quarter of 2018.

Loan Portfolio

Net loan growth in the first quarter of 2018 was $44.4 million, bringing loans receivable, net of deferred fees to $2.11 billion at March 31, 2018.

The composition of our loan portfolio consisted of the following at March 31, 2018 and December 31, 2017 (in thousands):

	March 31, 2018	December 31, 2017
Loans secured by real estate:
Commercial real estate - owner occupied	$ 399,819	$ 401,847
Commercial real estate - non-owner occupied	471,866	440,700
Secured by farmland	22,974	23,038
Construction and land loans	195,839	197,972
Residential 1-4 family (1)	508,599	483,006
Multi-family residential	74,833	70,892
Home equity lines of credit (1)	147,447	152,829
Total real estate loans	1,821,377	1,770,284

Commercial loans	248,819	253,258
Consumer loans	37,040	39,374
Gross loans	2,107,236	2,062,916

Less deferred fees on loans	(493)	(588)
Loans receivable, net of deferred fees	$ 2,106,743	$ 2,062,328

(1) Included in these categories are covered loans totaling $22.2 million and $23.3 million as of March 31, 2018 and
December 31, 2017, respectively. Covered loans were acquired in the acquistion of Greater Atlantic Bank that are covered under a FDIC loss-share agreement. The agreement expires in December 2019.

Loan Loss Provision/Asset Quality

Asset quality remained high during the quarter ended March 31, 2018. The provision for loan losses during the first quarter of 2018 totaled $1.6 million compared to $550,000 for the first quarter of 2017. Net charge offs for the quarter ended March 31, 2018 were $242,000 compared to $512,000 for the same period in 2017. Southern National's allowance for loan losses as a percentage of non-covered total loans at March 31, 2018 was 0.52%, compared to 0.46% at the end of 2017. The allowance for loan losses as a percentage of non-covered non-acquired loans was 0.90% and 0.89% at March 31, 2018 and December 31, 2017, respectively.

Non-covered nonaccrual loans were $12.2 million (excluding $4.3 million of loans fully covered by SBA guarantees) at March 31, 2018 compared to $12.3 million (excluding $4.7 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to total non-covered assets decreased from 0.77% at the end of 2017 to 0.74% at March 31, 2018.

Other real estate owned ("OREO") as of March 31, 2018 was $7.3 million compared to $7.6 million as of December 31, 2017.

Deposits

Total deposits were $1.89 billion at March 31, 2018 compared to $1.87 billion at December 31, 2017. During the quarter ended March 31, 2018, demand deposits and NOW accounts increased by $21.7 million, or 3.34%, while money market accounts decreased $21.3 million or 6.01%. The decline in money market accounts was mostly attributable to a special-offering money market account that had been offered by legacy EVBS which was discontinued by the Bank during the fourth quarter of 2017. As a part of its deposit strategy, the Bank is currently offering a new money market account product it expects to help replenish the decline in money market accounts, but at a lower rate when compared to the legacy EVBS special-offering money market account. Savings accounts and time deposits increased by approximately $3.1 million, or 1.94%, and $26.0 million, or 3.73%, respectively.

Stockholders' Equity

Total stockholders' equity increased from $322.8 million at December 31, 2017 to $328.1 million at March 31, 2018. Our estimated tier 1 risk-based capital ratios were 11.12% and 13.08% for Southern National and Sonabank, respectively, as of March 31, 2018.

As of March 31, 2018, Southern National had $2.65 billion in total assets, $2.11 billion in total loans and $1.89 billion in total deposits. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At March 31, 2018, Sonabank had thirty-eight full-service retail branches in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Southern National uses non-GAAP financial measures to analyze its performance.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Registration Statements on Form S-4) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2018	2017 (1)
Assets
Cash and cash equivalents	$ 28,625	$ 25,463
Investment securities-available for sale	155,027	160,673
Investment securities-held to maturity	97,582	98,912
Stock in Federal Reserve Bank and Federal Home Loan Bank	26,801	26,775
Loans receivable, net of deferred fees	2,106,743	2,062,328
Allowance for loan losses	(10,755)	(9,397)
Net loans	2,095,988	2,052,931
Intangible assets	110,077	110,660
Bank premises and equipment, net	34,434	35,788
Bank-owned life insurance	51,097	50,790
Deferred tax assets, net	17,296	16,903
Other assets	33,508	35,357
Total assets	$ 2,650,435	$ 2,614,252

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$ 670,734	$ 649,067
Money market accounts	333,744	355,084
Savings accounts	165,089	161,947
Time deposits	725,102	699,058
Total deposits	1,894,669	1,865,156
Federal Home Loan Bank advances-short term	334,615	335,615
Subordinated notes	56,665	56,662
Other liabilities	36,421	34,047
Total liabilities	2,322,370	2,291,480
Stockholders' equity	328,065	322,772
Total liabilities and stockholders' equity	$ 2,650,435	$ 2,614,252

(1) Derived from audited financial statements.

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended
	March 31,
	2018	2017
Interest and dividend income	$ 28,020	$ 12,545
Interest expense	5,520	2,654
Net interest income	22,500	9,891
Provision for loan losses	1,600	550
Net interest income after provision for loan losses	20,900	9,341
Account maintenance and deposit service fees	1,408	213
Income from bank-owned life insurance	307	163
Equity loss from mortgage affiliate	(317)	(479)
Other	1,681	36
Noninterest income	3,079	(67)
Employee compensation and benefits	6,772	2,898
Occupancy expenses	2,447	1,038
Amortization of core deposit intangible	362	-
FDIC assessments	335	137
Amortization of FDIC indemnification asset	173	191
Net loss on other real estate owned	200	53
Merger expenses	-	323
Other expenses	3,330	1,413
Noninterest expense	13,619	6,053
Income before income taxes	10,360	3,221
Income tax expense	2,101	1,167
Net income	$ 8,259	$ 2,054

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended
	March 31,
	2018	2017
Per Share Data:
Earnings per share - Basic	$ 0.34	$ 0.17
Earnings per share - Diluted	$ 0.34	$ 0.16
Book value per share	$ 13.68	$ 10.40
Tangible book value per share	$ 9.09	$ 9.48
Weighted average shares outstanding - Basic	23,961,546	12,307,423
Weighted average shares outstanding - Diluted	24,232,188	12,611,090
Shares outstanding at end of period	23,987,653	12,330,043

Selected Performance Ratios (1):
Return on average assets	1.27%	0.73%
Return on average equity	10.14%	6.57%
Return on average tangible equity (2)	15.23%	7.22%
Yield on earning assets	4.75%	4.74%
Cost of funds	0.98%	1.07%
Net interest margin	3.82%	3.74%
Operating efficiency ratio (3)	55.69%	57.79%
Net charge-offs to average loans	0.01%	0.05%

	As of
	March 31,	December 31,
	2018	2017

Stockholders' equity to total assets	12.38%	12.35%
Tier 1 risk-based capital ratio (estimated for March 31, 2018)	11.12%	10.98%
Intangible assets:
Goodwill	$ 100,384	$ 100,606
Core deposit intangible	9,693	10,054
Total	$ 110,077	$ 110,660

Loans and other real estate owned (4):
Nonaccrual loans (5)	$ 16,488	$ 16,963
Loans past due 90 days and accruing interest	-	-
Other real estate owned	7,325	7,577
Total nonperforming assets	$ 23,813	$ 24,540
Allowance for loan losses to total non-covered loans	0.52%	0.46%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets	0.74%	0.77%

(1) Selected performance ratios are annualized except the operating efficiency ratio and net charge-offs to average loans.
(2) Non-GAAP measure defined as average stockholders' equity less average goodwill and other intangibles.

(3) Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.

(4) Applies only to non-covered Sonabank loans and other real estate owned.
(5) Nonaccrual loans include SBA guaranteed amounts totaling $4.3 million and $4.7 million at March 31, 2018 and December 31, 2017, respectively.

Contacts:	Addresses:
Joe A. Shearin, President and CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive
McLean, VA 22101
Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405	Sonabank
10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, VA 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA

Website: www.sonabank.com